                                                                     EXHIBIT 3.2

                  CERTIFICATE OF DESIGNATION, NUMBER, POWERS,
               PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL,
                AND OTHER SPECIAL RIGHTS AND THE QUALIFICATIONS,
              LIMITATIONS, RESTRICTIONS, AND OTHER DISTINGUISHING
               CHARACTERISTICS OF SPECIAL VOTING PREFERRED STOCK

                                       OF

                         TURBOSONIC TECHNOLOGIES, INC.



     It is hereby certified that:

     1. The name of the corporation (hereinafter called the "Corporation") is TurboSonic Technologies, Inc.

     2. The Certificate of Incorporation, as amended, of the corporation authorizes the issuance of one million (1,000,000) shares of Preferred Stock, without par value, and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares in one or more classes or series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each class or series to be issued.

     3. The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating one share of Special Voting Preferred Stock (the "Special Voting Stock"):

          RESOLVED, that in accordance with that certain Voting and Exchange Trust Agreement between Sonic Environmental Systems, Inc., TurboSonic Canada, Inc. and The Trust Company of Bank of Montreal (the "Voting Agreement"), the Corporation be, and hereby is, authorized and empowered to create and issue one share of Special Voting Stock; and be it further

          RESOLVED, that the share of Special Voting Stock shall entitle the holder thereof to consent to or to vote in person or by proxy together with the holders of common stock of the Corporation, as one class, on any matter, question or proposition whatsoever that may properly come before the stockholders of the Corporation for their vote at a meeting of the holders of comon stock of the Corporation ("Sonic Meeting") or in connection with a written consent sought from the holders of the common stock of the Corporation ("Sonic Consent"), such number of votes per share as is equal to the Current Sonic Common Share Equivalent (as defined in the Voting Agreement) on the record date established by Sonic or by applicable law for such Sonic Meeting or Sonic Consent, as the case may be, for each Exchangeable Share (as defined in the Voting Agreement) owned of record by each holder of an Exchangeable Share on such record date in respect of each matter, question or proposition to be voted on at such Sonic Meeting or to be consented to in connection with such Sonic Consent; provided that other than as set forth herein with respect to voting rights of the Special Voting Stock, the Special Voting Stock shall not be entitled to any separate voting rights as a class with respect to any matters; and provided further that the share of Special Voting Stock shall only be voted as to each Exchangeable Share in accordance with the written instructions of the holder of such Exchangeable Share in accordance with Section 4.3 of the Voting Agreement; and be it further

          RESOLVED, that the Special Voting Stock shall have no automatic right to dividends declared and paid upon or set aside for the common stock, when and if declared by the Board of Directors of the Corporation, nor shall the holders of Special Voting Stock in the Corporation be entitled to any preference to dividends in the Corporation when and if declared by the Corporation and paid upon or set aside for all of the stock of the Corporation, common and preferred; and be it further

          RESOLVED, that the Special Voting Preferred Stock shall not be entitled to any distribution of assets of the Corporation upon the dissolution, liquidation or merger of the Corporation;

          RESOLVED, that at such time as the holder of an Exchangeable Share shall exercise the Exchange Right (as defined in the Voting Agreement) or upon the occurrence of the automatic exchange pursuant to the Automatic Exchange Rights (as defined in the Voting Agreement), unless in either case the Corporation shall not have delivered the requisite Sonic Common Shares (as defined in the Voting Agreement) issuable in exchange therefor to the Trustee under the Voting Agreement for delivery to the holders of Exchangeable Shares, or upon the redemption of Exchangeable Shares pursuant to Article 5 or Article 6 of the Exchangeable Share Provisions set forth in the Articles of Arrangement filed pursuant to the Ontario Business Corporation Act (the "Articles of Arrangement"), or upon the effective date of the liquidation, dissolution or winding-up of Sonic Canada, Inc. pursuant to Article 4 of the Articles of Arrangement, or upon the purchase of Exchangeable Shares from the holder pursuant to the exercise by the Corporation of the Retraction Call Right, Redemption Call Right or the Liquidation Call Right (all as defined in the Voting Agreement), except with respect to a Sonic Meeting or Sonic Consent for which the record date has occurred, all of the rights of a holder of Exchangeable Shares, with respect to the Holder Votes (as defined in the Voting Agreement) exercisable in respect of the Exchangeable Shares held by such holder of Exchangeable Shares, including the right to instruct the Trustee under the Voting Agreement, as to the voting of or to vote personally such Holder Votes, shall be deemed to be surrendered by such holder of Exchangeable Shares, and the voting rights represented thereby and as may be exercised by the Trustee under the Special Voting Stock shall cease immediately upon the delivery by such holder of Exchangeable Shares to the Trustee of the certificates representing such Exchangeable Shares; and be it further

          RESOLVED, that at such time that the Exchangeable Shares shall no longer be outstanding, the Special Voting Stock shall be deemed no longer outstanding and shall be redeemed by the Corporation;

          FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said preferred stock and fixing the number of limited powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said class, be deemed to be included in and be a part of the Certificate of Incorporation of the corporation pursuant to the provisions of Section 104 and 151 of the General Corporation Law of the State of Delaware.



     Signed on August 27, 1997.



                                    /s/Richard H. Hurd
                                    ------------------------------------------
                                    Richard H. Hurd, President

                                       3